Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

Worthington Armstrong Venture:

We consent to the incorporation by reference in registration statements (Form S-8 No. 033-57981) pertaining to the Worthington Industries, Inc. Deferred Profit Sharing Plan; (Form S-3 No. 033-46470 and Form S-3 No. 333-48627) pertaining to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; (Form S-8 No. 033-38486) pertaining to the Worthington Industries, Inc. 1990 Stock Option Plan; (Form S-8 No. 333-42849) pertaining to the Worthington Industries, Inc. 1997 Long-Term Incentive Plan; (Form S-8 No. 333-52628) pertaining to the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors; (Form S-8 No. 333-109619) pertaining to the Worthington Industries, Inc. 2003 Stock Option Plan; (Form S-8 No. 333-137614) pertaining to the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors; (Form S-8 No. 333-126175) pertaining to the Dietrich Industries, Inc. Hourly 401(k) Plan; (Form S-8 No. 333-126177) pertaining to the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan; (Form S-8 No. 333-126179) pertaining to the Gerstenslager Deferred Profit Sharing Plan; and (Form S-8 No. 333-126183) pertaining to Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees, of our report dated February 20, 2008, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries (a general partnership) as of December 31, 2007 and 2006 and the related consolidated statements of income, partners’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears as Exhibit 99.1 to the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2008.

/s/ KPMG LLP

Harrisburg, Pennsylvania

July 30, 2008